SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MAD CATZ INTERACTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS ON RESULTS OF ANNUAL

AND SPECIAL MEETING OF SHAREHOLDERS

- Intends to Modify Proposed Employee Stock Option Plan

for Shareholder Vote on October 2, 2007-

San Diego – September 10, 2007—Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today reported on the results of its September 7, 2007 Annual and Special Meeting of Shareholders.

At the meeting, each of the five director nominees — Geofrey Myers, Darren Richardson, Thomas R. Brown, Robert J. Molyneaux and William Woodward — was elected to the Company’s Board of Directors for a one-year term until the 2008 Annual Meeting of Shareholders. The five member board includes four directors who are considered independent under the corporate governance standards of the American Stock Exchange. Shareholders also appointed KPMG, LLP as the Company’s Independent Registered Public Accounting Firm and Auditor with authorization to the Company’s Board of Directors to fix the remuneration of the auditor. The Company adjourned the meeting until October 2, 2007, at which time the proposal relating to the adoption of the Mad Catz Interactive, Inc. Stock Option Plan – 2007 and the grant under that plan of options to purchase 1,000,000 shares of common stock will be considered. Additionally, the Company has withdrawn the proposal to extend the term of exercise for certain outstanding stock options previously granted by the Company.

Geofrey Myers, Non-Executive Chairman of the Board commented, “The Mad Catz Interactive, Inc. Stock Option Plan – 2007, as initially proposed, was conditionally approved by the Toronto Stock Exchange. However, prior to the meeting, an independent proxy advisory firm made recommendations against the proposed plan. By adjourning the meeting until October 2, the Company and the Board will have the opportunity to evaluate and modify, as needed, the proposed employee stock option plan to address the proxy advisory firm’s objections. We are hopeful that in doing so, the new, revised plan will be approved by our shareholders. We believe approval of the plan is important to promote the long-term success of the Company and creation of additional shareholder value by incentivizing key employees and using option grants under the plan as a component of the overall compensation package.”

-more-

Mad Catz Interactive, 9/10/07	page 2

About Mad Catz Interactive, Inc.

Mad Catz is a leading provider of innovative peripherals for the worldwide interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments except as required by law. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

# # #